Exhibit 99.1

NEWS RELEASE

Contact:

Julie Prozeller – Analysts/Investors
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

ALLIANCE DATA INCREASES LIQUIDITY BY $750.5 MILLION

DALLAS, Texas – April 2, 2012 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that the Company increased liquidity at the corporate level through two transactions totaling $750.5 million.  This new corporate-level liquidity is in addition to the available liquidity at the Company’s two private label credit card bank subsidiaries, which themselves, totaled $2.2 billion at December 31, 2011.

In the first transaction, the Company issued $500 million of senior notes, the first high-yield bond offering in the Company’s history, at a rate of 6.375% and maturing in 2020. Entering the public bond market provides Alliance Data with an additional liquidity source for future capital raises.  The Company initially contemplated an offering of $350 million of senior notes, but based on demand, the Company upsized the bond deal by $150 million.  In addition to the bond raise, the Company raised $250.5 million of bank debt at LIBOR plus 200 basis points and extended the maturity of its Term Loan A to 2017.  All in, the Company raised $750.5 million at a blended rate of approximately 5.10%.  Proceeds will be used to pay down the outstanding balance of the Company’s revolving credit facility with the remainder as additional cash for general corporate purposes.

Charles Horn, chief financial officer of Alliance Data, said, “Our initial goal for 2012 was to increase liquidity to $1.5 billion by year-end via the continuation of our capital strategy of retaining free cash flow while also sourcing long-term stable funding as a liquidity cushion.  Once we add in our expected free cash flow for this year, we are very confident that we will exceed our liquidity goal by year-end and are nicely on-track to bring our leverage ratio under 2x by the end of the year.  Further, our strong liquidity position gives us the financial flexibility to continue to be opportunistic in supporting the future growth of the business.”

The senior notes were offered and sold in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The senior notes will not been registered under the Securities Act and may not be offered or sold without registration unless pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and all applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the senior notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Alliance Data
Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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